Exhibit 19

DEPARTMENT: Legal	POLICY DESCRIPTION: Securities Trading
PAGE: 1 of 12	REPLACES POLICY DATED: 1/30/04, 9/1/05, 1/17/06, 3/9/11, 4/26/12, 2/1/13, 1/29/15, 7/21/16, 1/25/19, 4/19/23
EFFECTIVE DATE January 23, 2025	REFERENCE NUMBER: LL.SEC.001
APPROVED BY: Ethics and Compliance Policy Committee

SCOPE: All employees of HCA Healthcare, Inc. (“HCA”) and its affiliates and subsidiaries and members of HCA’s Board of Directors.

PURPOSE:  Federal and state securities laws prohibit persons who are aware of material information about a company that has not been disclosed to the public from engaging in certain transactions involving that company’s securities. These laws also prohibit persons who are aware of such material, nonpublic information from disclosing this information to others who may engage in certain transactions involving that company’s securities. Accordingly, the purpose of this policy is to place certain limitations on transactions in publicly traded securities of HCA and certain other companies in order to promote compliance with applicable law.

POLICY:

1.
Employees of HCA and its affiliates and subsidiaries, members of HCA’s Board of Directors and any entities controlled by such individuals are subject to the prohibition on engaging in transactions in HCA common stock (including equity incentive awards and publicly traded securities of HCA held in employee plans, retirement plans and managed accounts) or other publicly traded or derivative securities of HCA (including debt securities) (collectively referred to in this policy as “HCA Securities”) when aware of material, nonpublic information relating to HCA. In addition, material, nonpublic information relating to HCA may not be shared with friends, family members or others who do not need the information as part of their work for HCA. See Section 1 under “Procedure” below.

2.
Employees of HCA and its affiliates and subsidiaries and members of HCA’s Board of Directors may in the course of providing services to HCA come into possession of material, nonpublic information relating to other companies, including current or prospective customers, suppliers, joint venture participants, competitors or parties to potential corporate development transactions. The prohibition on transactions in HCA Securities while an individual is aware of material, nonpublic information relating to HCA also applies to transactions in securities of other companies in the event the individual is aware of material, nonpublic information regarding such companies. See Section 1 under “Procedure” below.

3.
Members of HCA’s Board of Directors, executive officers, division presidents and CFOs, market presidents and CFOs, corporate vice presidents and certain other designated persons (referred to in this policy as “Company Insiders”) and Related Persons (as defined in Section 2 under “Procedure” below) are prohibited from effecting transactions in HCA Securities during specified periods prior to releases of financial results, during special blackout periods or from engaging in transactions in

DEPARTMENT: Legal	POLICY DESCRIPTION: Securities Trading
PAGE: 2 of 12	REPLACES POLICY DATED: 1/30/04, 9/1/05, 1/17/06, 3/9/11, 4/26/12, 2/1/13, 1/29/15, 7/21/16, 1/25/19, 4/19/23
EFFECTIVE DATE January 23, 2025	REFERENCE NUMBER: LL.SEC.001
APPROVED BY: Ethics and Compliance Policy Committee

which they may profit from short-term speculative swings in the value of HCA Securities. See Section 2 under “Procedure” below.

4.
Neither Company Insiders nor Related Persons may engage in any transaction in which such persons may profit from short-term speculative swings in the value of HCA Securities or in any hedging transaction that is designed to reduce or limit the persons’ economic risk with respect to the persons’ holdings, ownership or interest in HCA Securities. See Section 3 under “Procedure” below.

5.
Company Insiders and Related Persons are subject to the Company’s pre-clearance procedures with respect to HCA Securities. See Section 4 under “Procedure” below.

6.
Members of HCA’s Board of Directors, executive officers and all direct and indirect beneficial owners of more than 10% of HCA’s common stock (referred to in this policy as “Section 16 Insiders”) are subject to the reporting and short-swing liability provisions of Section 16 of the Securities Exchange Act of 1934. See Section 5 under “Procedure” below.

7.
The consequences of violating insider trading laws can include civil and criminal penalties, including jail terms, as well as termination of employment by HCA. See Section 8 under “Procedure” below.

8.
HCA will not engage in transactions in HCA Securities in violation of any applicable securities laws. HCA may engage in transactions in HCA Securities under a trading plan that complies with SEC Rule 10b5-1.

PROCEDURE:

1.
Prohibition Against Trading While Aware of Material, Nonpublic Information.

This section applies to everyone, including HCA directors and officers and all worldwide employees of HCA and its affiliates and subsidiaries and entities controlled by a person subject to this policy. Transactions that may be necessary or justifiable for independent reasons (such as a personal need to raise money for an emergency expenditure) are not excepted by the Securities and Exchange Commission (the “SEC”) from the securities laws nor are they excepted from this policy. But, there is an exception for buying or selling under a trading plan that complies with SEC Rule 10b5-1.

If an individual has material, nonpublic information relating to HCA or if, during the course of employment or service to HCA, material, nonpublic information is learned about another company

1/2025

DEPARTMENT: Legal	POLICY DESCRIPTION: Securities Trading
PAGE: 3 of 12	REPLACES POLICY DATED: 1/30/04, 9/1/05, 1/17/06, 3/9/11, 4/26/12, 2/1/13, 1/29/15, 7/21/16, 1/25/19, 4/19/23
EFFECTIVE DATE January 23, 2025	REFERENCE NUMBER: LL.SEC.001
APPROVED BY: Ethics and Compliance Policy Committee

(such as a current or prospective customer, supplier, joint venture participant, competitor or party to a potential corporate development transaction), that individual may not, directly or indirectly, buy, sell, transfer, pledge, gift, contribute, effect any employee stock purchase plan election, effect any HCA equity plan transaction or effect other transactions (other than transactions executed under a 10b5-1 trading plan in compliance with this Policy and applicable law and the cash exercise of a stock option acquired pursuant to HCA equity plans) in HCA common stock (including equity incentive awards and publicly traded securities of HCA held in employee plans, retirement plans and managed accounts) or other publicly traded or derivative securities of HCA (including debt securities) (collectively referred to in this policy as “HCA Securities”) or publicly traded securities or derivative securities of such other company, or engage in any other action to take personal advantage of that information, or pass it on to others or assist anyone engaged in the above activities. For the avoidance of doubt, such individual should disclose such material, nonpublic information only to persons within the Company whose jobs require them to have that information, and shall not disclose such information outside the Company to other persons, including, without limitation, family, friends, business associates, investors, consultants, advisors or contractors, unless any such disclosure has been broadly and publicly disseminated in accordance with the Company’s Corporate Disclosure Policy.

Material Information. Material information is generally any information that a reasonable investor would consider important in making an investment decision. Either positive or negative information may be material. Any information that could reasonably be expected to affect the price of the securities may be considered material, but information that does not actually affect such price may be material nonetheless with respect to an investment decision. Information that is not material to HCA may nevertheless be material to another company.

Examples: Common examples of information that will possibly be regarded as material include, but are not limited to: financial results; notification that the auditors reports could no longer be relied upon; projections of future revenues or earnings or cash flows; changes to previously announced earning guidance; a significant credit agreement covenant failure; extraordinary borrowings or liquidity problems or other significant financing transactions out of the ordinary course; a pending or possible significant sale or acquisition of assets, joint venture or other corporate development transaction; a significant charge or write-off; new legislation or regulations; a significant new contract; a significant refinancing, restructuring or recapitalization, including an exchange or tender offer; the establishment of or modification to an existing share repurchase program; significant litigation or investigations; changes in senior management; a change in dividend policy; a public or private offering of additional Company securities; significant changes in marketing strategy; the gain or loss of a substantial customer or supplier; a significant cybersecurity incident against the Company or the Company’s third-party

1/2025

DEPARTMENT: Legal	POLICY DESCRIPTION: Securities Trading
PAGE: 4 of 12	REPLACES POLICY DATED: 1/30/04, 9/1/05, 1/17/06, 3/9/11, 4/26/12, 2/1/13, 1/29/15, 7/21/16, 1/25/19, 4/19/23
EFFECTIVE DATE January 23, 2025	REFERENCE NUMBER: LL.SEC.001
APPROVED BY: Ethics and Compliance Policy Committee

vendors’ information systems; and a significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets.

Questions concerning whether information is material, nonpublic information should be directed to the Corporate Secretary’s Office.

20/20 Hindsight. If an individual’s securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. The Securities and Exchange Commission (the “SEC”) and others will have the benefit of knowing how the security price was affected once the information became public. Therefore, before engaging in any transaction, carefully consider how the SEC and others might view the transaction in hindsight. Even the appearance of an improper transaction should be avoided to preserve your and the Company’s reputation for adhering to the highest standards of conduct.

Transactions by Family Members. The same legal restrictions apply to an individual’s family members and other members of a person’s household. Each individual is expected to be responsible for compliance with this policy by members of his or her household and other family members who do not share such individual’s household but whose transactions are directed by or subject to such individual’s influence or control, and therefore, individuals should make such persons aware of the need to confer with the individual before they trade in HCA Securities. When viewed after-the-fact, it will be difficult to convince the SEC that the individual did not provide information to a family member who traded at a time when the individual was aware of material, nonpublic information.

Transactions by Entities an Individual Controls. This policy applies to any entities an individual controls, including partnerships, corporations or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purpose of this policy and applicable securities laws as if they were for one’s own account. Since individuals are responsible for the transactions of these entities, such individuals should make the entities aware of the need to confer with the individual before they trade in HCA Securities.

Tipping Information to Others. No one may pass (or “tip”) material, nonpublic information to others (regarding HCA or another company), including members of one’s family, who do not need the information as part of their work for HCA. This includes supposedly “anonymous” communications such as in Internet chat rooms, blog posts or social media communications. The penalties mentioned above apply whether or not a person derives any benefit from another’s transactions. The SEC has imposed large financial penalties on tippers even though they did not profit from their tippees’ trading.

1/2025

DEPARTMENT: Legal	POLICY DESCRIPTION: Securities Trading
PAGE: 5 of 12	REPLACES POLICY DATED: 1/30/04, 9/1/05, 1/17/06, 3/9/11, 4/26/12, 2/1/13, 1/29/15, 7/21/16, 1/25/19, 4/19/23
EFFECTIVE DATE January 23, 2025	REFERENCE NUMBER: LL.SEC.001
APPROVED BY: Ethics and Compliance Policy Committee

When Information is Public. Information that has not been disclosed to the public is generally considered nonpublic information. HCA security holders and the investing public should be afforded the time to receive the information and act upon it before trading in HCA Securities resumes. Given the rapid dissemination of news and the prevalence of after-hours trading, one can resume trading on the second full trading day after the material information of which one is aware has been publicly released through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. The riskiest time to engage in a purchase, sale or other transaction involving HCA Securities is shortly in advance of the public release by the Company of important information, such as quarterly or year-end financial results or other important news, while the safest time is the period shortly following the release of information (assuming one is not aware of other material, nonpublic information). Information would likely not be considered disclosed to the public if it is available only to the Company’s employees or if it is only available to a select group of analysts, brokers, investors or other constituencies.

2.
Company Insiders - Trading is Prohibited Prior to the Release of Quarterly and Annual Financial Results and during Other “Blackout Periods.”

This section applies to all Company Insiders, together with any other person whose transactions in HCA Securities are attributable to the Company Insider (i.e., certain family members and others living in the Company Insider’s household and Controlled Entities) (collectively, “Related Persons”). It also applies to anyone else aware of material information about HCA, including HCA’s earnings or other significant announcements prior to their release to the public.

Company earnings, and significant unexpected changes in those earnings (including any expectations as to exceeding or missing any public earnings guidance), are generally considered material information. Thus, certain persons may not effect transactions (including purchases, sales, gifts or other transfers) in HCA Securities during the preparation of the Company’s quarterly and annual financial information and related earnings announcements as more fully described below.

Period Covered.

•
Company Insiders and Related Persons are prohibited from effecting transactions in HCA Securities at any time other than during the fifteen (15) trading days beginning on the second full trading day following the release of HCA’s financial results for the quarter or fiscal year, which periods are known as “trading windows.” A pre-release of certain limited financial information for a quarterly or annual reporting period would not typically

1/2025

DEPARTMENT: Legal	POLICY DESCRIPTION: Securities Trading
PAGE: 6 of 12	REPLACES POLICY DATED: 1/30/04, 9/1/05, 1/17/06, 3/9/11, 4/26/12, 2/1/13, 1/29/15, 7/21/16, 1/25/19, 4/19/23
EFFECTIVE DATE January 23, 2025	REFERENCE NUMBER: LL.SEC.001
APPROVED BY: Ethics and Compliance Policy Committee

constitute a release of HCA’s financial results for such period for purposes of this policy. A notice will be sent to those persons subject to the restrictions of this section at such time as the trading window has commenced.
•
Note that Company Insiders and Related Persons are subject to the requirement to pre-clear any transaction in HCA Securities with the Corporate Secretary’s Office even during trading windows as set forth in Section 4 below.
•
The periods other than trading windows are frequently referred to as “blackout periods.” If an individual receives material information about earnings or other nonpublic information that is material to the Company during a trading window, that individual must refrain from trading in HCA Securities until such information no longer constitutes material, nonpublic information.
•
From time to time the Company or Company Insiders may become aware of a transaction or other event that may be material and that has not been disclosed to the public. As a result, the Company may impose a special blackout period after discussions with Company Insiders and upon advice of counsel that would preclude trading even during a trading window. Notice of such a period may be provided on a case-by-case basis. Please keep in mind that it is difficult, if not impossible, to predict if and when a special blackout period may be imposed. Accordingly, Company Insiders and Related Persons are encouraged to plan any personal transactions involving HCA Securities well in advance. The existence of event-specific trading restrictions, suspension of trading windows or extension of a blackout period will not typically be announced to the Company as a whole and any individual who is aware of such should not communicate it to any other person.

As used herein, the term “trading day” shall mean a day on which the New York Stock Exchange (NYSE) is open for trading.

3.
Company Insiders - Restrictions on Pledging, Hedging, Trading in Options and Other Speculative Transactions

This section applies to all Company Insiders and Related Persons.

Unless otherwise approved in writing by the Corporate Secretary’s Office or the General Counsel, persons may not engage in any transaction in which such persons may profit from short-term speculative swings in the value of HCA Securities or in any hedging transaction that is designed to reduce or limit the persons’ economic risk with respect to the persons’ holdings, ownership or interest in HCA Securities. This includes engaging in “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) and using “put” or “call” options, equity swaps, collars or other derivative securities or similar products.

1/2025

DEPARTMENT: Legal	POLICY DESCRIPTION: Securities Trading
PAGE: 7 of 12	REPLACES POLICY DATED: 1/30/04, 9/1/05, 1/17/06, 3/9/11, 4/26/12, 2/1/13, 1/29/15, 7/21/16, 1/25/19, 4/19/23
EFFECTIVE DATE January 23, 2025	REFERENCE NUMBER: LL.SEC.001
APPROVED BY: Ethics and Compliance Policy Committee

Unless otherwise approved in writing by the Corporate Secretary’s Office or the General Counsel, Company Insiders and Related Persons may not pledge HCA Securities as collateral for margin and other loans.

4.
Company Insiders - Pre-Clearance of Transactions; 10b5-1 Trading Plans

This section applies to all Company Insiders and Related Persons.

A.
Pre-Clearance. All Company Insiders and Related Persons are subject to the Company’s pre-clearance procedures with respect to HCA Securities. Such persons may not engage in any transaction involving HCA Securities (including any purchase, sale, HCA equity plan transaction or employee stock purchase plan election, a gift, a loan or pledge, a contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the Corporate Secretary’s Office.

A request for pre-clearance should be submitted to the Corporate Secretary’s Office at least 48 hours in advance of any proposed transaction. If a Company Insider’s or Related Person’s request is not received at least 48 hours prior to the proposed transaction, there can be no assurance that the transaction will be timely reviewed. Once a request for pre-clearance is submitted, the Corporate Secretary’s Office will determine whether the transaction may proceed and, if so, assist the person in complying with any applicable reporting requirements. If a proposed transaction receives pre-clearance and the person becomes aware of material, nonpublic information before the transaction is executed, the transaction must not be completed. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in HCA Securities and should not inform any other person of the restriction. Questions concerning these pre-clearance procedures should be directed to the Corporate Secretary’s Office.

B.
Rule 10b5-1 Trading Plans. Any Company Insider or Related Person may enter into a written trading plan in compliance with Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) that specifies the dates, prices and amounts of the contemplated trades, establishes a formula for determining the dates, prices and amounts or delegates discretion on those matters to an independent third party (a “Rule 10b5-1 Trading Plan”). The Corporate Secretary’s Office must pre-approve the Rule 10b5-1 Trading Plan in writing. Transactions effected pursuant to a pre-approved Rule 10b5-1 Trading Plan will not require further pre-clearance at the time of the transaction, but are subject to Section 16 and other filing requirements for members of HCA’s Board of Directors and executive officers and, therefore, must be reported immediately to the Corporate Secretary’s Office in writing. Once the plan is adopted, the person must not exercise any

1/2025

DEPARTMENT: Legal	POLICY DESCRIPTION: Securities Trading
PAGE: 8 of 12	REPLACES POLICY DATED: 1/30/04, 9/1/05, 1/17/06, 3/9/11, 4/26/12, 2/1/13, 1/29/15, 7/21/16, 1/25/19, 4/19/23
EFFECTIVE DATE January 23, 2025	REFERENCE NUMBER: LL.SEC.001
APPROVED BY: Ethics and Compliance Policy Committee

influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.

1.
Requirements for a Rule 10b5-1 Trading Plan. A person may only enter into a Rule 10b5-1 Trading Plan during a trading window and when he or she is not aware of material, nonpublic information. When entering into a Rule 10b5-1 Trading Plan a person must certify that at the time of adoption of the Rule 10b5-1 Trading Plan such individual: (1) is not aware of material, nonpublic information about the Company or its securities; and (2) is adopting the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. A person must act in good faith with respect to the Rule 10b5-1 Trading Plan.

2.
Cooling-Off Period. After entering into a Rule 10b5-1 Trading Plan (or modifying an existing Rule 10b5-1 Trading Plan), a person may not begin any trades until 120 days following adoption or modification of the Rule 10b5-1 Trading Plan.

3.
Multiple Plans. Pursuant to Rule 10b5-1, a person may only rely on the affirmative defense for a single-trade plan once during any consecutive 12-month period. Further, only one Rule 10b5-1 Trading Plan may be in effect at any time, unless one of three exemptions is met, which are:

•
A person may enter into more than one Rule 10b5-1 Trading Plan with different broker-dealers or other agents and treat the Rule 10b5-1 Trading Plans as a single Rule 10b5-1 Trading Plan so long as, when taken as a whole, the “plan” complies with all of the rule’s requirements;
•
A person may adopt one later-commencing Rule 10b5-1 Trading Plan so long as trading under the later-commencing Rule 10b5-1 Trading Plan is not authorized to begin until after all trades under the earlier-commencing Rule 10b5-1 Trading Plan are completed or expire without execution. If the earlier-commencing Rule 10b5-1 Trading Plan is terminated earlier, the later-commencing Rule 10b5-1 Trading Plan must have a cooling-off period that starts when the first Rule 10b5-1 Trading Plan terminates; and
•
A person may have an additional Rule 10b5-1 Trading Plan set up solely to sell securities as necessary to satisfy tax-withholding obligations arising exclusively from the vesting of a compensatory award, otherwise known as “sell-to-cover” transactions.

4. Section 16 Filing Requirements and Gifts. Section 16 Insiders are required to mark a checkbox on Form 4’s to indicate the reported transaction was intended to satisfy the affirmative defense conditions of Rule 10b5-1, if applicable. Further, bona fide gifts of

1/2025

DEPARTMENT: Legal	POLICY DESCRIPTION: Securities Trading
PAGE: 9 of 12	REPLACES POLICY DATED: 1/30/04, 9/1/05, 1/17/06, 3/9/11, 4/26/12, 2/1/13, 1/29/15, 7/21/16, 1/25/19, 4/19/23
EFFECTIVE DATE January 23, 2025	REFERENCE NUMBER: LL.SEC.001
APPROVED BY: Ethics and Compliance Policy Committee

securities by Section 16 Insiders are required to be reported on Form 4 before the end of the second business day following the date of execution of the transactions.

5.
Section 16 Insiders - Section 16 Reporting Requirements and Trading Restrictions

This section applies to the Company’s executive officers and members of HCA’s Board of Directors and to all direct or indirect beneficial stockholders of more than 10 percent of HCA’s common stock (collectively, “Section 16 Insiders”).

Section 16 of the Exchange Act limits transactions in and requires public disclosure of transactions involving HCA Securities, by all Section 16 Insiders and certain of their family members and affiliated entities.

A.
Section 16 Insiders are required to electronically file public reports of their stock ownership and trading activities with the SEC. Within ten calendar days of becoming a Section 16 Insider (appointment as an executive officer or appointment or election as an HCA director), an Initial Statement on Form 3 must be filed with the SEC to report any HCA Securities beneficially owned by the Section 16 Insider. Generally, a Form 4 reporting changes in beneficial ownership must be filed with the SEC by 10:00 p.m. ET of the second business day after a reportable transaction in HCA Securities is executed (this applies to virtually all transactions). Also, an Annual Statement on Form 5 is due within 45 days after the Company’s fiscal year-end to disclose transactions for which the SEC allows delayed reporting. Furthermore, there may be a requirement to file a Form 4 to report certain non-exempt transactions in the six-month period after ceasing to be a Section 16 Insider. While the filing requirements are solely the responsibility of the Section 16 Insider, the Company has procedures in place to assist Section 16 Insiders with these filings. Such individuals are encouraged to execute a limited power of attorney that authorizes the Corporate Secretary’s Office to file Section 16 reports on the individual’s behalf.

B.
Section 16 Insiders are liable for profits realized from “short-swing” trading transactions. Profits made by a Section 16 Insider from short-swing transactions – transactions involving a purchase and a sale or a sale and a purchase within a six-month period – are required by SEC rules to be disgorged to the Company. In computing the amount of profit, the highest sale price and the lowest purchase price are matched, regardless of whether the same shares were traded or if the Section 16 Insider suffered a net loss from trades within the period. The recovery for short-swing profits belongs to the Company and cannot be waived.

C.
“Short sales” by Section 16 Insiders are prohibited. Section 16 prohibits a Section 16 Insider from selling any equity security of the Company (other than an exempted security) if they do not own the security (a “short sale”) or if they fail to timely deliver a security that they do own.

1/2025

DEPARTMENT: Legal	POLICY DESCRIPTION: Securities Trading
PAGE: 10 of 12	REPLACES POLICY DATED: 1/30/04, 9/1/05, 1/17/06, 3/9/11, 4/26/12, 2/1/13, 1/29/15, 7/21/16, 1/25/19, 4/19/23
EFFECTIVE DATE January 23, 2025	REFERENCE NUMBER: LL.SEC.001
APPROVED BY: Ethics and Compliance Policy Committee

6.
Rule 144 under the Securities Act of 1933

This section applies to all members of HCA’s Board of Directors and executive officers.

Members of HCA’s Board of Directors and executive officers of the Company are likely to be regarded as “affiliates” of the Company and affiliates may not sell HCA Securities unless such sale is covered by a registration statement, or such sale is made pursuant to an exemption from the registration requirement. SEC Rule 144 provides an exemption from registration for sales made through transactions with brokers. It is important that the broker through whom or to whom an affiliate is selling his or her securities be informed that the securities are being sold pursuant to SEC Rule 144. The affiliate’s broker should be prepared to timely file the Form 144 with the SEC and, if applicable, the New York Stock Exchange no later than the day the sell order is executed and provide a copy to the Corporate Secretary’s Office. If the affiliate’s broker is unable to file the Form, the affiliate should promptly notify the Corporate Secretary’s Office for assistance.

7.
Administration of Policy

Administration by Corporate Secretary’s Office. The day-to-day administration of this policy will be carried out by the Corporate Secretary’s Office. Questions concerning the interpretation of this policy should be directed to John Franck at (615) 344-5881, Natalie Cline at (615) 344-1983 or Kevin Ball at (615) 344-1228.

Confidentiality of Policy Decisions. Individuals should keep certain information concerning the operation of this policy in strict confidence since knowledge of certain decisions made pursuant to the policy could itself constitute material, nonpublic information. For example, if an individual is made subject to a special blackout or denied pre-clearance, one should keep that fact confidential.

Confidentiality of Nonpublic Information. In all cases, nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. Persons subject to this policy should not discuss internal Company matters or developments with anyone outside the Company, except as required in the performance of their regular employment or contractual duties, nor should Company matters be discussed in public or quasi-public areas where conversations may be overheard. This prohibition also applies to inquiries about the Company, which may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be made only through designated authorized individuals as set forth in the Company’s Corporate Disclosure Policy. If employees receive inquiries of this nature they should decline comments and refer the inquirer directly to the Company designated individuals responsible for such inquiries.

1/2025

DEPARTMENT: Legal	POLICY DESCRIPTION: Securities Trading
PAGE: 11 of 12	REPLACES POLICY DATED: 1/30/04, 9/1/05, 1/17/06, 3/9/11, 4/26/12, 2/1/13, 1/29/15, 7/21/16, 1/25/19, 4/19/23
EFFECTIVE DATE January 23, 2025	REFERENCE NUMBER: LL.SEC.001
APPROVED BY: Ethics and Compliance Policy Committee

Individual Responsibility. Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information relating to HCA and to not trade in HCA Securities (or the securities of another company) while in possession of material, nonpublic information. Each person is responsible for making sure that he or she complies with this policy and applicable law and that any family members, household members and Controlled Entities whose transactions are subject to this policy, as discussed above, also comply with this policy and applicable law. In all cases, the ultimate responsibility for adhering to this policy and avoiding improper trading rests with that person, and any action on the part of the Company, the Corporate Secretary’s Office or any other employee or director pursuant to this policy (or otherwise) does not constitute legal advice or insulate a person from liability under applicable securities laws. Trading during a “trading window” or with the permission of the Corporate Secretary’s Office should not be considered a “safe harbor”, and persons subject to this policy should use good judgment at all times. A person may, from time to time, have to forego a proposed transaction in securities even if he or she planned to make the transaction before learning of material, nonpublic information and even though the person believes he or she may suffer economic loss or forego an anticipated profit by waiting.

8.
Consequences of Insider Trading Violations

The consequences of insider trading violations can be staggering: For individuals who trade on material, nonpublic information (or provide information to others) the penalties may include:

• a civil penalty of up to three times the profit gained or loss avoided;

• a criminal fine (no matter how small the profit) of up to $5 million; and

• a jail term of up to twenty years.

For a company (and possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading, penalties may include:

• a civil penalty equal to the greater of $5 million or three times the profit gained or loss avoided as a result of the individual’s violation; and

• a criminal penalty of up to $25 million.

As noted above, profits made by a Section 16 Insider from short-swing transactions are required by SEC rules to be disgorged to the Company.

Moreover, if an individual violates this securities trading policy or applicable law, he or she may be subject to discipline by the Company, including termination of employment.

1/2025

DEPARTMENT: Legal	POLICY DESCRIPTION: Securities Trading
PAGE: 12 of 12	REPLACES POLICY DATED: 1/30/04, 9/1/05, 1/17/06, 3/9/11, 4/26/12, 2/1/13, 1/29/15, 7/21/16, 1/25/19, 4/19/23
EFFECTIVE DATE January 23, 2025	REFERENCE NUMBER: LL.SEC.001
APPROVED BY: Ethics and Compliance Policy Committee

The consequences of insider trading violations for those persons that are subject to the securities laws in jurisdictions outside the United States can also be severe. Persons subject to this policy are required to comply with the securities laws in any jurisdiction to which such persons are subject.

9.
Post Termination Transactions

The restrictions on trading in Company and certain other companies’ securities while in possession of material, nonpublic information continues even after termination of service to the Company. If an individual is in possession of material, nonpublic information relating to HCA or another company when his or her service terminates, that individual may not trade in HCA Securities or publicly traded or derivative securities of such other company until that information has become public or is no longer material.

10.
Policy Subject to Revision

The Company may change or otherwise revise the terms of this policy from time to time to respond to developments in law and practice.

11.
Reports of Violations

If any person subject to this policy has reason to believe that material, nonpublic information of the Company or another company has been disclosed to an outside party without authorization, that person should report it to the Corporate Secretary’s Office immediately.

If any person subject to this policy has reason to believe that another person subject to this policy has acted, or intends to act, on material, nonpublic information, or has taken, or intends to take, any other action that appears to be contrary to the requirements of this policy, that person should report it to the Corporate Secretary’s Office immediately.

Individuals are always free to contact the Company’s Ethics Line at 1-800-455-1996 to anonymously report potential violations or concerns.

REFERENCES:

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